Exhibit 99.2

PRESS RELEASE

Press Contact:		Investor Contacts:
D’Arcy Rudnay	(215) 981-8582	Marlene Dooner	(215) 981- 7392
		Daniel J. Goodwin	(215) 981- 7518

COMCAST CORPORATION NAMES
MICHAEL J. ANGELAKIS
CO-CHIEF FINANCIAL OFFICER

PHILADELPHIA, PA, November 28, 2006 – Comcast Corporation (Nasdaq: CMCSA, CMCSK), the nation’s leading provider of cable, entertainment and communications products and services, announced today that it has named Michael J. Angelakis to serve as the Company’s new Co-Chief Financial Officer. Angelakis is currently a Managing Director of Providence Equity Partners, one of the leading private equity firms investing in communications and media companies around the world.

The announcement follows a search process that was undertaken when Comcast Co-CFOs Lawrence Smith and John Alchin informed the Company at the end of 2005 that, as they approached retirement age, they were considering stepping down as Co-CFOs in 2007. The hiring of Angelakis allows the Company to implement a seamless CFO transition, with Smith stepping down as Co-CFO at the end of the first quarter, but remaining an advisor to the Company, and Alchin continuing to serve as Co-CFO through the end of 2007. Angelakis is expected to join the Company by the end of the first quarter of 2007 as Co-CFO and to become CFO in 2008. Mr. Angelakis will serve as an unpaid advisor to Providence Equity in 2007 to assist it in the transition of internal administrative matters.

“Mike Angelakis has an outstanding background in media, finance, management and deal making,” said Brian L. Roberts, Chairman and CEO of Comcast Corporation. “Providence Equity’s track record in media investing is best in class, and Mike has played an integral role in that success for the past seven years. In addition, Mike’s experience working with and serving on the boards of directors of various cable and media companies make him a perfect fit to help lead Comcast. We are delighted that he has decided to join us.”

“I am very excited to be joining Brian and the rest of the talented team at Comcast, which is one of the most dynamic companies in the Fortune 100,” said Angelakis. “Providence Equity Partners is an outstanding firm and I have appreciated the opportunity to work closely with my partners for the past seven years. This is an exciting time in the media industry and Comcast’s business has incredible momentum. I am looking forward to working with my new colleagues to help build on what Comcast has already accomplished and to take advantage of the great opportunities that lie ahead.”

“Mike Angelakis is a major talent who has made an important contribution to the growth and success of our firm,” said Jonathan M. Nelson, Chief Executive Officer of Providence Equity Partners. “We are sorry to see Mike leave but pleased that he is joining a company with which we have a close long-term relationship and several co-investments. Mike was a cable operator when he joined us and we understand his desire to return to an operating role, especially at such a great company.”

Roberts also lauded the service of Smith and Alchin, “Larry and John have both been true partners in the growth and success of Comcast for more than 15 years,” said Roberts. “They are both incredibly talented and it is totally in keeping with their commitment to Comcast that they played an integral role in recruiting Mike and have agreed to help make the CFO transition so smooth.”

Providence Equity Partners has made investments in more than 100 companies located in more than 20 countries and currently manages over $9 billion. Angelakis serves on the boards of Bresnan Communications, Metro-Goldwyn-Mayer Inc. and Northland Cable Networks, LLC, and is on the Executive Committee of The YES Network.

Before joining Providence Equity Partners in 1999, Angelakis was President and Chief Executive Officer of State Cable TV Corporation and Aurora Telecommunications LLC. Before that, he was a Vice President at Manufacturers Hanover Trust Company, where he oversaw one of the bank’s media and communications portfolios. Angelakis is a graduate of Babson College and the O/P Management Program at the Harvard Business School.

Comcast was assisted in the search by Howard Fischer Associates.

About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 24.1 million cable customers, 11 million high-speed internet customers, and 2.1 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, AZN Television, PBS KIDS Sprout, TV One and four regional Comcast SportsNets. Comcast also has a majority ownership in Comcast Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

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